COMMUNITY ACQUISITION AND DEVELOPMENT CORPORATION
                              2637 McCormick Drive
                              Clearwater, FL 33759

                                                                  (813) 726-8868
                                                             Fax: (813) 791-7920
                                  July 10, 1997
Andrus Development Corp., Inc.
and Norman Andrus
11100 University Avenue
Apache Junction, AZ  85220

         Re: Revised Commitment Letter for: Sun Valley, Apache Acres, Blue Star and Lost Dutchman Mobile Home Parks and related outlots (the "Project") as more fully described in Exhibit "A" attached hereto

Dear Mr. Andrus:

         This letter will confirm that Asset Investors Operating Partnership, L.P., a Delaware limited partnership (the "Lender") has approved your request to revise the commitment letter dated June 4, 1997 (the "Commitment Letter") to increase your Loan request to Ten Million Dollars ($10,000,000.00), subject to the following terms and conditions:

         1.       Loan Amount: $10,000,000.00.

         2. Borrower. Andrus Development Corp., Inc., and Norman Andrus, individually, shall convey their interest in the Project to Lost Dutchman, LLC, an Arizona limited liability company (the "LLC"). The structure of the transaction will be as follows:

                  A. The LLC shall be the borrower (the "Borrower"), in which Andrus Development Corp., Inc., and Norman Andrus shall be the members and Community Acquisition Joint Venture shall be a co-managing member. Andrus Development Corp., Inc., and Norman Andrus, as their interests may appear shall own one hundred percent (100%) of the equity interest in the Borrower.

                  B. The Loan amount shall be advanced by the Lender in accordance with the loan agreement to be prepared by Lender's counsel.

                  C. The Lender shall acquire the existing first mortgage held by David W. Kreutzberg, Trustee for the benefit of Eastrich Multiple Investors Fund, L.P., a Delaware limited partnership, dated April 15, 1994, recorded


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January 31, 1995 (the "First  Mortgage").  Said First Mortgage being assigned to
State Street Bank and Trust Company, as Trustee for the benefit of CS First Boston Mortgage Securities Corp., serviced by Midland Loan Services, L.P. ("Midland") for a sum not to exceed Five Million Five Hundred Thousand Dollars ($5,500,000.00). In the event the payoff to Midland is less than Five Million Five Hundred Thousand Dollars ($5,500,000.00), the Second Note may be increased accordingly upon the Lender approving the revised Use of Proceeds. The Borrower, Lender and Midland shall enter into a loan purchase agreement under terms satisfactory to Borrower and Lender on or before July 28, 1997, with a closing date on or before July 30, 1997. Lender shall have no liability in the event Midland fails to enter into said loan purchase agreement or fails to close under the terms and conditions set forth therein.

                  D. The Loan shall be further evidenced by a note secured by a second mortgage (the "Second Note" and "Second Mortgage"), which amount shall be advanced by the Lender in the sum of Four Million Five Hundred Thousand Dollars ($4,500,000.00), and shall have a maturity date (the "Maturity Date") coterminous with the First Mortgage. The Second Note shall bear interest at the rate of fifteen percent (15%) per annum, having a pay rate of nine percent (9%) per annum, which shall be due and payable monthly for the first year and will increase one percent (1%) per year for a maximum of twelve percent (12%) per annum (the "Pay Rate").

                  E. The difference between the Pay Rate and the Interest Rate will be added to the amount of the Second Note and shall bear interest at the Pay Rate.

                  F. The First Mortgage shall be modified at closing so that the note secured by the First Mortgage shall bear interest only at the rate of ten percent (10%) per annum, payable monthly until maturity and shall be further modified to include a first lien on Parcel 7 as set forth in Exhibit "A". It is acknowledged that a portion of Parcel 7 shall be utilized in the redevelopment of Lost Dutchman and Sun Valley Mobile Home Parks and the balance shall remain commercial. The Borrower shall have the right to release the commercial portion of Parcel 7 upon the payment of a release price equal to one hundred percent (100%) of the fair market value of said parcel at the time of the release as established by an MAI appraisal acceptable to the Lender.

                  G. As additional security for the Loan, Andrus Development Corp., Inc., and Norman Andrus shall grant a security interest in favor of Lender in their interests in the Borrower and Andrus Development Corp., Inc., as to the Commercial Outlots.

                  H. The Second Mortgage shall provide that the Lender shall receive as additional interest, from available cash flow, a sum equal to three percent (3%) of the monthly gross revenues prior to the maturity date of the First Mortgage and upon the refinancing of the First Mortgage and the Second Mortgage the Lender shall receive thirteen percent (13%) of the gross revenues



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from the Project (the  "Additional  Interest").  In the event the available cash flow is not sufficient to make timely payments of the Additional Interest, then said interest shall accrue and be payable as cash flow is available to satisfy said Additional Interest on a cumulative basis. In addition to the foregoing, the Second Mortgage shall provide for a fifty percent (50%) participation in the net proceeds from the sale or refinancing of the Project. The sums due Lender hereunder shall survive the satisfaction of the principal indebtedness upon the sale or refinancing of the Project for a period of eleven (11) years, subject to the "Put/call" during which time the Project may not be sold without the written consent of the Lender.

                  I. The LLC documentation shall provide for a Put/call at any time during the term of the agreement, however, the Lender shall be obligated to purchase the interest of Andrus Development Corp., Inc., and Norman Andrus at fair market value based on an MAI appraisal, at the earlier of the death of Norman Andrus or ten (10) years and said parties shall have the obligation to sell under the Put/call. Payment to Borrower will be in equal monthly installments at prevailing long term rates for a period not to exceed thirty
(30) years. The Lender will have the option to pay for this obligation in full by funding one or more annuities with A+ rated insurance companies, such companies to be approved by Borrower or its beneficiaries. The Put/call shall survive the satisfaction of the indebtedness.

                  J. Norman Andrus and/or Andrus Development Corp., Inc., upon dissolution, may contribute all or part of his interests in the Project into a family trust.

                  K. In order to ensure that the future development or operation of the abutting properties (the "Outlots") owned by Andrus Development Corp., Inc., do not adversely impact the Project, Andrus Development Corp., Inc., shall execute deed restrictions to be mutually agreed upon by the parties and incorporated herein by reference, together with a right of first refusal and option in favor of Lender, granting Lender the right to acquire Outlots 6A, 6C, 6D, 5A, 5B, 5C, and 5D in the event Borrower defaults under the terms and conditions of the Loan or any loans on the Outlots. The option price shall be at fair market value based on an MAI appraisal at the time of the exercise of the option. The exercise of the right of first refusal shall be based on the terms and conditions of a bonafide third party contract. Lender acknowledges that Andrus Development Corp., Inc., intends to convey Lot 6B to the mortgagees having a current lien in lieu of foreclosure. The deed restrictions and right of first refusal granted hereunder as to the other Outlots shall be subordinate to the existing financing encumbering said Outlots, however, shall be superior to any refinancing which shall be subject to the approval of the Lender. The Lender further acknowledges that the current second mortgagee on Apache Acres has agreed to release its lien upon the payment of One Hundred Fifty Thousand Dollars ($150,000.00), and the receipt of an unsecured note for Two Hundred Thousand Dollars ($200,000.00). It is a requirement of this Commitment that the Borrower be neither a maker nor a guarantor on that unsecured note. The Lender further acknowledges that the First National Bank of Arizona or a private


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investor may take a mortgage  position on the commercial lots (excluding  Parcel
7) has agreed to take a mortgage position on the commercial Outlots in order to satisfy Item 12 of Schedule B-1 of the Chicago Title Insurance Company
Commitment for Title Insurance No. 995181-56, and that the Borrower shall use its best efforts to have said creditor join in the execution of the deed restriction and right of first refusal.

         3. Advances: Ten Million Dollars ($10,000,000.00) in accordance with the terms and conditions of this Agreement letter (the "Agreement") and the Transaction Documents described in this Agreement, but in no event more than 85% of the market value as appraised in accordance with the hereinbelow appraisal provision (the "Loan Advances"). At the closing of this transaction, the Lender shall fund Eight Hundred Fifty Thousand Dollars ($850,000.00) with respect to items (e) and (f) of paragraph 4 below, which funds shall be deposited in the construction account described in paragraph 20 below.

         4. Use of Proceeds: See Exhibit "C" attached hereto and incorporated herein by reference. Provided the Borrower is not in default under the Loan Agreement, the Use of Proceeds may be reallocated upon evidence from the Borrower satisfactory to Lender that the sums remaining in each category is sufficient to satisfy all of the costs relating to that category.

         5. Appraisals: Lender acknowledges that Borrower, at its expense, has obtained an appraisal in accordance with the Lender's appraisal instructions prepared by Burke Hansen, Inc., dated June 26, 1997.

         6. Documentation. Arizona counsel shall be retained at the expense of the Borrower to prepare the loan documentation and review the operating documents of the Borrower and related documents.

         7. Transactional Costs. Transactional Costs of this transaction shall be funded by the Borrower in accordance with the use of proceeds.

         8. Conditions Precedent. The obligation of the Lender to fund in accordance with this Agreement is conditioned upon its receipt and approval of all items referred to on the attached Due Diligence Checklist (Exhibit "B"), which shall be obtained at your expense.

         9. Hazardous Wastes: Lender acknowledges that Borrower, at its expense, has obtained a Phase I Environmental Site Assessment in accordance with the Lender's instructions prepared by EnviroAssessments, Inc., dated June 25, 1997.

         10. Material Change: Lender shall have no obligation to fund the Loan if there is any material adverse change in the financial position of Borrower from that reflected in the financial statements, tax returns and other data to be submitted to the Lender, or if any information previously submitted to the


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Lender  proves to be false.  The  Lender  shall have no  liability  to any party whatsoever for such failure to fund.

         11. Assignability of Rights Under this Agreement: This Agreement is issued in favor of Borrower and is not assignable by Borrower or transferrable by operation of law or otherwise, except with the prior written consent of the Lender, however, Lender acknowledges and consents to Norman Andrus assigning his interest in the Project to a trust which would own the membership interest in the LLC.

         12. Terms To Survive Closing: The terms and conditions of this Agreement shall be construed where possible to apply to the continuing relationship of Borrower and the Lender, and to supplement the various documents to be executed at closing, and to that extent the terms and conditions of this Agreement shall survive the closing.

         13. Indemnity: In the event Lender is named in any legal or equitable action arising out of, connected with, or in any way relating to this Agreement, Borrower shall indemnify Lender for, and hold Lender fully harmless from any and all damages, losses, liabilities, costs, and other expenses, including reasonable attorneys' fees, resulting from or arising out of such action.

         14. Effective Date: This Agreement shall not be effective unless and until Lender has received one copy of this Agreement executed by Borrower and all of your affiliates owning an interest in the Project.

         15. Lender's Counsel: Lender's attorneys for this transaction shall be the firm of Joseph W. Gaynor, P.A. The fee charged by this law firm at closing is for all services directly related to closing this transaction and shall be paid by the Borrower. Additional legal fees may from time to time be incurred by the Borrower for post-closing services rendered relating to this transaction. In addition to Joseph W. Gaynor, P.A., local counsel shall be JAMES CONNOR, ESQ., Gallagher & Kennedy, 2600 N. Central Avenue, Phoenix, AZ 85004-3020, and shall be paid by the Borrower.

         16. Termination of Agreement: The obligations of Lender under the terms of this Agreement shall terminate without notice upon the occurrence of any of the following:

                  a. the filing by or against Borrower owning an interest in the Property of a petition in bankruptcy or insolvency or for reorganization under any chapter of the Federal Bankruptcy Code;

                  b. the appointment of a receiver or trustee, or the making by any such party of any assignment for the benefit of creditors;

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                  c.  commencement  under  any  other  law,  state  or  federal, bankruptcy or insolvency proceedings for relief from, or the composition, extension, arrangement or adjustment of, your obligations prior to the closing of this transaction;

                  d. the issuance of a writ of attachment against any of the Property;

                  e. the taking of possession of or the assumption of control of all or a substantial part of the Project by any government or governmental agency ;

                  f. a material adverse change to the business or financial condition of the Project; or

                  g. Your failure to perform or comply with any term or condition as provided for herein and the transactional documents.

         17. Financial Information: The Borrower shall provide each Member with:

                  a. Monthly financial statements certified by you; or upon any uncured event of default, financial compilation reports prepared by an independent certified public accountant selected by Borrower and acceptable to the Lender;

                  b. Annual financial compilation reports or upon any uncured event of default, audited financial statements within ninety (90) days after the end of its fiscal year, prepared by an independent certified public accountant selected by Borrower and acceptable to Lender;

                  c. Such other information as Lender may from time to time reasonably request, including, but not limited to, projected monthly cash flow and revised operating budget.

         18. Tax Status: Borrower shall submit an affidavit of tax status to the effect that Borrower or it have duly filed all federal, state and local tax returns and reports of all other governmental agencies having jurisdiction; and that except as otherwise disclosed in the affidavit, Borrower shall certify that all such taxes shown on such returns or reports have been paid to the extent that such taxes have become due, and that none of such federal, state and local tax returns and reports were filed on a consolidated basis.

         19. Environmental Laws: Your entity shall be responsible for compliance with all environmental regulations and/or requirements of local, state or federal government. Evidence of said compliance shall be submitted to Lender upon request.

         20. Accounts: A construction account, operating account and lockbox account for this Project shall be maintained at a financial institution selected


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by the Borrower;  and all proceeds from this  transaction  shall be deposited to the accounts or other accounts approved by the Lender; and all liabilities will be paid from said accounts. No funds applicable to this Project shall be commingled with any other funds. The Lender shall control the disbursement of funds, form the construction account and lock box account.

         21. Authorization to Disburse to Builder: The Borrower shall execute an authorization to disburse to any contractor during the course of construction so long as the Lender has approved all construction draws and all local building regulations and requirements are satisfied.

         22. Bonds: If required by the Lender, the Borrower shall provide, prior to construction, a performance and payment bond written by a compensated surety acceptable to the Lender for certain phases of the construction project.

         23. Building Permit: The Borrower shall, prior to any construction, provide to the Lender a certified true and correct copy of the building permit or permits, properly issued without variance by the appropriate governmental agency, authorizing the construction/development which is contemplated by this transaction. In the event a permit is issued under a variance, the Borrower must obtain the prior written approval of the Participant.

         24. Change Orders: All change orders in excess of $5,000, either individually or cumulatively, and those which, at the discretion of the Lender, materially change the plans and/or specifications previously submitted and approved shall be approved by the Lender.

         25. Construction/Development Commencement: Construction/ Development shall be commenced within a period of thirty (30) days from the date this transaction is closed and shall continue without interruption until completion.

         26. Disbursement Procedures: The Loan funds shall be disbursed in accordance with the cost breakdown approved by Lender subject to and in accordance with the following provisions:

                  a. Prior to closing, the final cost breakdown schedule must show the actual costs required for the completion of the Project as contemplated by this Agreement supported by evidence as may be reasonably required by Lender.

                  b. Loan proceeds shall be disbursed by Lender to the Borrower, any contractor and/or sub-contractors or materialmen at the option of Lender, or to the title insurer equal to ninety percent (90%) of the costs of material and labor in place and not stored, it being the intention that all disbursements be subject to a ten percent (10%) holdback, which ten percent (10%) holdback will be disbursed upon completion of the Project as defined herein.

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                  c. As a condition to each disbursement, your entity shall:

                        i. Supply a certificate from the engineer or architect appointed by Lender certifying that the improvements have been completed to date in accordance with plans and specifications as approved by Lender to the degree of completion as represented by the request for disbursement of loan proceeds, which certificate shall be based upon a visual monthly inspection by said person making the certificate. Upon receipt of the certification, Lender shall employ its Representative Inspector to examine the Project to determine that the stage of completion is as represented. Borrower agrees to pay Lender for the services of such inspector for disbursing such loan proceeds.

                        ii. Supply partial waivers of lien and, upon request for final payment, final waivers of lien, duly executed by subcontractors and suppliers who have performed work, which waiver shall be attached to the certificate, described as aforesaid with respect to the preceding month's disbursement.

                        iii. Supply affidavits of the owner and general contractor confirming that all subcontractors, laborers and materialmen who have furnished services and/or materials have been paid as set forth in the previous draw request.

                        iv. Supply a re-certification or update of title by the title insurer updating title to within seven (7) days of the date of such disbursement.

                  d. The Borrower shall not make more than one request for an advance per calendar month. No request for disbursement shall be funded less than five (5) working days after submission by Borrower of all of the above documentation.

                  e. As a condition precedent to the disbursement of the ten percent (10%) holdback, the following requirements must be met:

                        i. The contractor, the engineer or architect and Lender's Representative Inspector must certify that the phase of the Project is fully completed in accordance with the plans and specifications approved by Lender and in accordance with all rules and regulations of governmental authorities having jurisdiction over the Property. If changes have been made in the plans and specifications which materially reduce the cost of construction or utility value of the improvements, Lender reserves the right not to fund any retainage.

                        ii. Lender's Representative Inspector must examine that phase of the Project and approve same as having been completed in accordance with the plans and specifications approved by Lender.

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                        iii.  Borrower  shall  provide  not less  than  four (4)
photographs of the improvements clearly showing the improvements from all main directions so as to reveal the entire Project as completed when viewed as a composite.

                        iv. Lender must have received and approved an as-built survey locating all improvements in accordance with the requirements set forth in the Closing Checklist and that there are no encroachments or violations of building set-back lines, easements or restrictive covenants.

                        v. Receipt by Lender of a final mechanic's lien affidavit and contractor in a form as required by Lender and the title insurer that all persons who have supplied labor and material with respect to the Project have been paid in full, and having attached thereto recordable individual final releases of lien from all such persons, firms or corporations.

                        vi. Supply a re-certification or update of title by the title insurer updating title to within seven (7) days of the date of such disbursement.

                        vii.    Satisfactory   evidence   that   all   necessary
certificates required by any agency, authority or board, governmental or otherwise, have been obtained.

         27. Fees and Commissions: No fees, commissions or other payments shall be paid to Borrower without the written approval of Lender.

         28. General Contractor's Agreement: Lender shall have the right of prior approval of any contractor's agreement as to form and content. Borrower shall submit said contract to the Lender for review prior to the execution thereof prior to execution by the Borrower and Lender shall give Borrower prompt notice of such approval or disapproval. The contractor shall be an independent contractor, however, Norman Andrus may act as the General Contractor if permitted by applicable law provided Lender has the prior written approval of any subcontractor agreements and materialmen agreements and the Borrower is not otherwise in default under the terms and conditions of the Loan Agreement. Borrower shall furnish an executed copy of said agreement to Lender prior to funding any construction proceeds.

         29. Loan Proceeds Allocation: Borrower shall submit with the plans and specifications an allocation for all Loan Advances as a breakdown for each classification; that cost breakdown and allocation must be in a form satisfactory to Lender and the disbursement procedures hereinafter specified shall be paid in accordance with said cost breakdown. The final allocation is subject to the sole discretion of the Lender based on its final analysis of the plans, specifications, and other direct and indirect costs.

         30.  Mechanic's Lien Law: Lender's ability to disburse shall be limited


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to any notices to owners, liens or any provisions of the Mechanic's Lien Law.

         31. Plans and Specifications: All improvements on the Property shall be completed in accordance with the plans and specifications (and change orders affecting the same), approved in writing by the parties. Two copies of the final plans and specifications sealed by the architect and change orders shall be delivered to Lender prior to funding any other construction proceeds. All construction shall be of good quality, commenced as soon as possible, and diligently prosecuted to completion. Inspections may be made by Lender or an independent engineer retained by Lender and compensated by the Borrower at any and all times during construction and after completion thereof, and satisfactory certificates of such an engineer shall be submitted to Lender at least bi-monthly. The plans and specifications are to be previously approved and stamped by all governmental agencies having jurisdiction over the Property and Project. Lender's obligation concerning any Loan Advance specifically conditioned upon Lender's engineer or Representative Inspector reviewing the plans and specifications, together with all change orders, and the Schedule of Values and soil test to determine that the Project can be completed for the estimated cost and is structurally sound.

         32. Other Developmental Documents: Counsel for Lender must approve all other development documents required for development of the Project, including, but not limited to, declarations of covenants, conditions and restrictions, master easement agreements, easements, and any other agreements which affect the development of the Property. Borrower agrees to pay all costs incurred by Lender in the review of these development documents. After Lender's approval of these documents, no changes may be made thereto without the prior written approval of Lender. The Borrower agrees to pay all costs incurred by Lender in the review of these developmental documents. After Lender's approval of these documents, no changes made be made thereto without the prior written approval of the Lender.

         33. Representative Inspector: An inspecting architect or engineer shall be retained by Lender for the benefit of the Borrower for purposes of ensuring that the work has been completed in substantial compliance with the plans and specifications for the Project. Such inspecting architect or engineer shall have access to the Property and records at any time during construction of the Project and after completion thereof. Satisfactory certificates of such inspecting architect or engineer shall be submitted to Lender at least bi-monthly. Disbursement of the loan proceeds is subject to satisfactory periodic inspections and approval thereof by the Lender. Such inspections shall be solely and exclusively for the information and benefit of the Lender, and such inspecting architect or engineer shall be deemed an agent of Borrower. Lender shall not be deemed a participant or joint venturer in the construction of the Project for any purpose whatsoever. Borrower agrees to pay Lender for the services of such inspecting architect or engineer. In the event of a disagreement as to the amount of work completed, or the loan proceeds to be disbursed, such determination shall be made in accordance with the Lender's estimate. The cost of reinspections occasioned for any reason whatsoever shall


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be paid by the Borrower.

         34. Marketing: This Agreement is subject to Lender's approval of any marketing firm engaged by Borrower or to be engaged for the Project and the approval of such firm's marketing agreement with Borrower. Borrower shall not change or substitute marketing firms or modify the terms of the approved marketing agreement without the prior written consent of Lender. Lender's continuing obligation to fund pursuant to this Agreement shall terminate upon the change or substitution of the marketing firm or the modification of the marketing agreement absent such consent.

         35. Management: The Project shall be managed by AIC Community Management Partnership, d/b/a Brandywine Communities, for a management fee of six percent (6%) of the gross revenues derived from the Project, however, so long as Borrower are not in default under the terms of this Agreement or the Operating Agreement of the Borrower, Norman Andrus d/b/a Andrus Property Management will be in control of the day-to-day operation of the Project and paid a sub-management fee not to exceed four percent (4%) of the gross revenues derived from the Project. In the event of an uncured default, Borrower agrees that AIC Community Management, d/b/a Brandywine Communities shall take control. The net two percent (2%) management fee due Brandywine Communities shall accrue until the Project generates available cash flow to pay that liability.

         36. Lease Approval: All leases (including extensions, renewals or modifications) shall have prior written approval of Lender and shall be valid and enforceable. For the purpose of this requirement, a lease shall be deemed "valid" in the case of tenants where (i) the tenant is creditworthy; (ii) the tenant is in occupancy of its lot; (iii) the tenant has paid its security deposit; and (iv) tenant shall have entered into a subordination and attornment agreement with Lender, if required by Lender. None of the leases shall contain an option to purchase. Lender may require Borrower to use a standard form of lease for the Project approved by Lender.

                  In addition to the foregoing, Borrower shall furnish to Lender monthly, a rent roll for the Property, certified by Borrower to be true and correct, in form and substance as may be required by Lender in it sole discretion.

         37. Easements and Utilities Easements: Borrower shall grant or reserve or acquire no easement to or from any person or entity on, over, under or appurtenant to the Property for ingress and egress, or other access, either permanent or temporary, for vehicular traffic, pedestrian traffic, installation, construction, utilities, telephone or any other purpose or use absent the prior written consent of Lender to such easement and the approval of Lender of the form and substance of the documentation to be used for said creation of same. No general or blanket easement for utilities, telephone or any other purpose will be acceptable and Lender must be provided with a certified survey meeting the


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requirements set forth hereinabove locating the easement as proposed.


         38. Site Inspection: Prior to any funding hereunder, Lender or Lender's agent shall have the right of inspection and approval of the site as to adequacy of land and suitability for the proposed Project.

         39. Fees: The Lender acknowledges that Borrower have agreed to pay a mortgage broker's commission in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) to JDC & Associates, under a separate written letter agreement (the "Broker"). You, by the acceptance of this Agreement, hereby warrant there are no other brokers involved in this transaction and that Borrower further agree to indemnify and hold Lender harmless from any and all claims for a brokerage fee as a result of this transaction. Borrower further acknowledges that the Lender shall receive a loan structuring fee of one percent (1%) of the Loan Amount at the time of closing this transaction. In addition to the loan structuring fee, the Borrower shall pay the Community Acquisition Joint Venture Fifteen Thousand Dollars ($15,000.00) per year asset management fee and reimbursement of any reasonable out-of-pocket costs regarding travel and lodging pertaining to any Project inspections or Membership meetings. Lender agrees to accrue the asset management fee may accrue during the construction period of the Project or until there is sufficient available cash flow to service the Project in accordance with the pre-approved budget. Lender also acknowledges that Borrower has entered into an agreement with the Broker to pay the Broker a one percent (1%) broker's commission, based on the principal balance due under the First Mortgage at the time of any refinancing if said Broker is the procuring cause of said substitute First Mortgage. In the event Lender, or any of its affiliates advances the funds to satisfy the indebtedness due under the First Mortgage and/or refinance the Second Mortgage, no brokerage fee shall be due said Broker. Lender further acknowledges that the Borrower has agreed to pay the Broker an additional fee equal to twenty percent (20%) of any discount of existing encumbrances affecting the Project in accordance with the Use of Proceeds.

         40. Termination of Agreement: If all conditions precedent prior to funding of this Agreement have not been satisfactorily completed on or before July 30, 1997, either party shall have the right to terminate this Agreement without further notice or obligation on its part, however, Borrower shall be liable for all third party costs pertaining to the due diligence contemplated by this Agreement, provided Borrower timely furnish the Lender all of the due diligence contemplated by this Agreement.

         41. Conditions Precedent. Borrower acknowledges that a condition precedent to the funding of this Loan by the Lender is that Borrower obtain sufficient discounts of the existing indebtedness encumbering Apache Acres and Blue Star Mobile Home Parks, in accordance with the Use of Proceeds. In the event that Borrower is unable to obtain those discounts or the sale of the First Mortgage to Lender, the Lender shall have the right to cancel this Commitment and be released of any further responsibility hereunder. In the event of a cancellation of this Commitment for any reason whatsoever other than a default by Lender, Borrower shall be responsible for the cost of all due diligence, including but not limited to, any and all fees and expenses due James Connor, Esq., EnviroAssessments, Inc., Lawyers Title Insurance Corporation, Ernst & Young, LLP, or any other third party service provider engaged by the Lender for


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the benefit of the Borrower.

         42. Effective Date. The terms and conditions of this Commitment Letter supersede and are in replacement of the terms and conditions set forth in the Commitment Letter dated June 4, 1997, and dshall be effective as of July 10, 1997.

                               ASSET INVESTORS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

                               BY: COMMUNITY ACQUISITION
                                    AND DEVELOPMENT
                                    CORPORATION, a Delaware
                                    corporation, Authorized Representative


                               BY:___________________________
                                    Joseph W. Gaynor, President



Accepted and acknowledged this 23 day
of July, 1997.

ANDRUS DEVELOPMENT CORP., INC.


By:  /s/ Norman Andrus
     Norman Andrus



/s/ Norman Andrus
Norman Andrus, Individually


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